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                                                                    EXHIBIT 10.5





PERSONAL & CONFIDENTIAL

November 19, 1999


Mr. William Edwards
(Address)
(Address)


Dear Bill:

I want to take this opportunity to thank you for your many contributions to the company, including your role in the repositioning efforts that have been so critical to our success. Your leadership is greatly appreciated by the entire GTE management team.

We recognize that your original plan, as set forth in our April 27, 1998 letter agreement, was to retire on April 30, 2000. However, in light of the upcoming divestitures of wireless properties as a result of GTE's planned merger with Bell Atlantic, we would like to provide you with an incentive to continue your employment through an appropriate point in the completion of this process (the "Retention Period") and to establish a transition arrangement for your separation from employment. For purposes of this Letter Agreement, the Retention Period shall be from the date of this agreement through January 2, 2001 or, if earlier, the date that repositioning efforts have been satisfactorily completed, as determined by GTE.

A.       RETENTION BONUS

         1. RETENTION BONUS. Subject to the terms and conditions set forth herein, on or about 45 days after the conclusion of the Retention Period, you will receive a Retention Bonus equal (before withholding of applicable taxes) to one times the sum of (i) your base annual salary as of the conclusion of the Retention Period and (ii) the prior three-year average corporate rating (as of the conclusion the Retention Period) under GTE's Executive Incentive Plan or any successor plan ("EIP") for your grade level as of the conclusion of the Retention Period multiplied by an amount equal to 100% of norm for that grade level under EIP.

         2. INVOLUNTARY TERMINATION WITHOUT CAUSE. If prior to the end of the Retention Period your employment is terminated involuntarily without cause, as


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William Edwards
November 19, 1999
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determined by GTE, and for reasons other than your death or disability, you will receive a payment equal to the Retention Bonus to which you would have been entitled had your employment continued through the full Retention Period.
Payment will be made at the same time the Retention Bonus would have been paid had you remained employed through the full Retention Period. Under no circumstances will your resignation or retirement for any reason constitute an involuntary termination without cause for purposes of this Letter Agreement.

         3. DEATH OR DISABILITY. Should you die or become disabled (within the meaning of GTE's Long Term Disability Plan) prior to the end of the Retention Period, you, or, in the event of your death, your estate, will receive a prorated Retention Bonus based on the ratio of (i) the number of days you remained actively employed during the Retention Period to (ii) the total number of days in the Retention Period. For purposes of this paragraph, the Retention Period will be presumed to run through January 2, 2001, unless an earlier conclusion date had already been communicated to you prior to your death or disability. The prorated Retention Bonus payable under this paragraph shall be paid at the same time the Retention Bonus would have been paid had you remained employed through the Retention Period.

         4. CIRCUMSTANCES WHEN NO BONUS WILL BE PAID. Should you resign or retire for any reason prior to the end of the Retention Period, or should you at any time engage in conduct that would constitute cause (as determined by GTE), you will not be eligible to receive any portion of the Retention Bonus.

         5. DEFERRAL. You will not be eligible to defer any Retention Bonus payable to you under this Letter Agreement.

         6. PAYMENT TAXABLE/NOT BENEFIT BEARING. Applicable taxes will be withheld from any payment made pursuant to this Letter Agreement. Any Retention Bonus payable under this Letter Agreement shall not be considered compensation for purposes of computing or determining any benefit under any pension, savings, insurance, or other employee compensation or benefit plan maintained by GTE.

B.       SEPARATION

         1. SEPARATION BENEFITS. You will retire from employment with GTE upon conclusion of the Retention Period. Since your position is being eliminated, you will be eligible to receive separation benefits in accordance with the terms of GTE's Involuntary Separation Program or any successor plan which may exist ("ISEP") at that time, subject to signing a release of all claims against GTE. You will also receive a lump sum payment for all accrued, unused (but unpaid) vacation upon the


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William Edwards
November 19, 1999
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termination of your employment with GTE, but you will not receive service credit for same. If your employment continues through January 2, 2001, you will earn vacation for the 2001 calendar year.

         2. EIP. You will continue to participate in EIP during the Retention Period on the same basis as other executives at your level, subject to the terms of that plan. Any payments under EIP will be made at the same time such payments are made to other EIP participants. The Executive Compensation and Organizational Structure Committee of the Board of Directors of GTE, its designee, its successor or its successor's designee (the "ECC") will determine the amount of your actual awards.

         3. LTIP. You will continue to participate in GTE's Long Term Incentive Plan or any successor plan that may exist ("LTIP") on the same terms as other executives at your level during the Retention Period, subject to the terms of the plan. All payments under LTIP will be paid at the same time payments are made to other participants. The ECC will determine the amount of your actual awards.

         4. INTEREST RATE FOR PENSION PURPOSES. Consistent with the terms of your April 27, 1988 letter and subsequent amendments to the GTE Service Corporation Plan for Employees' Pensions ("the Plan"), upon retirement under the terms of the Plan, your lump sum pension distribution amount will be based on whichever of the following rates produces the largest lump sum distribution: the GATT rate (based on 30 year Treasury bonds), 120% of the PBGC rate, or the Plan rate (based on a six-month average of 10-year Treasury bonds). The lump sum distribution will be payable from the Plan to the extent allowable by Plan provisions and governmental regulations. The difference, if any, between the total lump sum amount and the amount eligible to be paid from the Plan may be paid from GTE's general assets, at GTE's discretion.

         5. TERMINATION OF EMPLOYMENT. In accordance with company policy, GTE reserves the right to terminate your employment prior to the end of the Retention Period for cause, as determined by GTE. If you are discharged for cause, elect to resign or retire, or die or become disabled (within the meaning of GTE's Long Term Disability Plan) prior to the expiration of the Retention Period, all further obligations under this Letter Agreement shall cease (except for, in the case of termination due to death or disability, your right to any prorated Retention Bonus as provided for above), and you will not be entitled to separation benefits under this Letter Agreement or under any GTE policy or practice.



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William Edwards
November 19, 1999
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C.       GENERAL PROVISIONS

         1. PROHIBITION AGAINST RECRUITING OR HIRING. Commencing on the date of this Retention Agreement, and for one year following your separation from employment with GTE, you agree that you will not, without the prior written consent of the ECC:

         (i) Recruit or solicit any employee of GTE (which, for purposes of this Agreement, includes GTE Corporation, any corporate subsidiary or other company affiliated with GTE Corporation, any company in which GTE Corporation owns directly or indirectly an equity interest of at least ten percent, and the successors and assigns of any such company, including, following the merger, Bell Atlantic Corporation, its subsidiaries, affiliates, and other related entities and their successors and assigns) for employment or retention as a consultant or provider of services;
         (ii) Hire, or participate with another entity or third party in the process of hiring, any employee of GTE;
         (iii) Provide names or other information about GTE employees to any person or business under circumstances that you know or should know could lead to the use of that information for purposes of recruiting or hiring; or
         (iv) Interfere with the relationship between GTE and any of its employees, agents, or representatives.

         2. PROHIBITION AGAINST SOLICITING GTE CUSTOMERS. Commencing on the date of this Agreement, and, in the event you separate from employment with GTE for any reason, for one year following such separation, you agree that you will not solicit or contact, directly or indirectly, any customer, client, or prospect of GTE with whom you or any of the GTE employees reporting to you had any contact at any time during the year preceding your termination for the purpose of inducing such customer, client, or prospect to cease being, or to not become, a customer or client of GTE or to divert business from GTE.

         3. CONFIDENTIALITY. You agree that you will not disclose or discuss either the existence or the terms of this Agreement under any circumstances where such information could reasonably be expected to, directly or indirectly, come to the attention of any present or former employee, contractor, or consultant of GTE. You further agree that you will require anyone with whom you share information regarding this Retention Agreement to adhere to the same standard of confidentiality.


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William Edwards
November 19, 1999
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         4. PROPRIETARY INFORMATION. You agree that you will at all times comply with your obligations under the Employee Agreement Relating to Intellectual Property and preserve the confidentiality of all Proprietary Information and trade secrets of GTE and the Proprietary Information and trade secrets of third parties, including customers, that are in the possession of GTE by not disclosing the same to any other party or using the same, or any portion thereof, for the benefit of anyone other than GTE. "Proprietary Information" means information obtained or developed by you or to which you had access during your employment with GTE, including, but not limited to, customer information and other trade secrets and Proprietary Information of GTE and third parties that has not been fully disclosed in a writing generally circulated by GTE to the public at large without any restrictions on use or disclosure. You agree that you will return all copies, in whole or in part, in any form, of trade secrets and Proprietary Information in your possession or control in the event of your termination of employment or upon request by GTE, whichever occurs earlier, without making or retaining a copy.

         5. SURVIVAL OF AND CONSIDERATION FOR COVENANTS. You acknowledge and agree that any payment made pursuant to this Letter Agreement includes consideration for the covenants contained in paragraphs 1 through 4 of Section C of this Letter Agreement and that the obligations set out in those paragraphs shall survive any cancellation, termination, or expiration of this Letter Agreement or the termination of your employment with GTE.

         6. NO DUPLICATION OF BENEFITS. Except for grants and agreements specifically approved by the ECC, there shall be no duplication between any payment provided for by this Letter Agreement and any other payment or benefit for which you are eligible, including any retention incentive program that provides for payment of a retention bonus for continued employment during any part of the same time period covered by this Letter Agreement. As a result, any payment otherwise due under this Letter Agreement shall be reduced by any amounts due under any such other duplicative plan, arrangement, agreement, or program.

         7. BUSINESS DISCRETION OF GTE. Nothing in this Letter Agreement is intended to limit the business discretion of GTE. This Letter Agreement does not entitle you to remain in the employ of GTE for any minimum or prescribed period of term and does not modify the at-will status of your employment.

         8. ASSIGNMENT BY GTE. GTE may assign this Letter Agreement without your consent. This Letter Agreement may not be assigned by you, and no person other than you (or your estate) may assert your rights under this Letter Agreement.


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William Edwards
November 19, 1999
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         9. DISPUTE RESOLUTION. You agree that the ECC shall have sole discretion to interpret this Letter Agreement and to resolve any and all disputes under this Letter Agreement. You further agree that such determination shall be final and binding.

         10. WAIVER. The waiver by GTE of any breach of this Letter Agreement shall not be construed as a waiver of any subsequent breach.

         11. GOVERNING LAW. This Letter Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, disregarding its choice of law rules, and any dispute shall be brought in a court sitting in New York City, New York.

         12. REMEDIES. You acknowledge that irreparable injury to GTE will result in the event of any breach by you of any of the covenants or obligations under this Letter Agreement, including other obligations referenced herein. In the event of a breach of any of your covenants and commitments under this Letter Agreement, including any other obligations referenced herein, GTE shall not be obligated to make any payment otherwise required under this Letter Agreement and may, at GTE's discretion, require you to repay any amounts already paid to you, including amounts that may have been deferred. In addition, GTE reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief, and compensatory and punitive damages.

         13. DEFINITIONS/RELATIONSHIP TO OTHER AGREEMENTS. The definitions contained in this Letter Agreement shall be controlling for purposes of this Letter Agreement and shall not be modified by, nor shall they modify, definitions for terms in any plan, policy, program, or other agreement to which you may be a party. This supersedes and replaces the terms of my prior letter to you dated April 27, 1998.

         14. ENTIRE AGREEMENT. You acknowledge and agree that this Retention Agreement sets forth the entire understanding of the parties with regard to the subject matter addressed herein and that this Retention Agreement supersedes all prior agreements and communications, whether written or oral, pertaining to the incentive described herein. This Retention Agreement shall not be modified except by written agreement duly executed by you and GTE.

Bill, on behalf on the management team, I want to thank you for agreeing to remain with GTE beyond your original planned retirement date. Your assistance in the upcoming Wireless divestitures will be critical to the success of our upcoming merger with Bell Atlantic. If this Agreement meets with your satisfaction, please


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William Edwards
November 19, 1999
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sign below and return an original in the enclosed addressed envelope within fifteen (15) business days.

Sincerely,





J. Randall MacDonald
Executive Vice President-
Human Resources & Administration


JRM:jls


I have read, understand and agree to the foregoing.



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William Edwards


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